Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone (423) 238-4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-8464

FTI Consulting, Inc.
Mike Gaudreau millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2025 FIRST QUARTER RESULTS

CHATTANOOGA, Tenn., May 7, 2025/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (“Miller Industries” or the “Company”) today announced financial results for the first quarter ended March 31, 2025.

Net Sales for the first quarter of 2025 were $225.7 million, compared to $349.9 million for the first quarter of 2024, a decrease of 35.5%. The year over year decrease was driven primarily by a decline in chassis shipments, which, in prior quarters, were significantly elevated due to the inconsistent delivery schedule of chassis from original equipment manufacturers (“OEMs”) as they recovered from previous supply chain disruptions.

Gross profit for the first quarter of 2025 was $33.9 million, or 15.0% of net sales, compared to $44.2 million, or 12.6% of net sales, for the first quarter of 2024. The increase in gross margin was driven largely by product mix, which shifted from a higher percentage of chassis in the prior year period, to a higher percentage of bodies in the current period.

Selling, general and administrative (SG&A) expenses were $23.3 million, or 10.3% of net sales, compared to $21.5 million, or 6.2% of net sales, in the prior year period. The year over year increase in selling, general and administrative expenses was primarily driven by annual market adjustments to salaries and cost of living increases in the second quarter of 2024, as well as elevated employee benefit costs.

Net income in the first quarter of 2025 was $8.1 million, or $0.69 per diluted share, compared to net income of $17.0 million, or $1.47 per diluted share, in the prior year period, for decreases of 52.6% and 52.8%, respectively.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.20 per share, payable June 9, 2025, to shareholders of record at the close of business on June 2, 2025, the fifty-eighth consecutive quarter that the Company has paid a dividend.

“Results for the quarter were in-line with our expectations as we continued to execute our strategy of reducing field inventory and product lead times as the industry returns to a normalized channel flow, positioning ourselves for future growth,” said William G. Miller, II, Chief Executive Officer of the Company. “During the quarter, we continued to prioritize returning capital to our shareholders as we executed approximately $2.1 million in share repurchases, in addition to paying our industry-leading dividend. With our cash conversion improving, working capital declining, and $20 million remaining in our share repurchase authorization, we have excellent flexibility to continue buying opportunistically”.

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MILLER INDUSTRIES REPORTS 2024 FOURTH QUARTER & FULL YEAR RESULTS	PAGE 2

Mr. Miller II, concluded, “While tariff-related uncertainties persist, we’ve made efforts to mitigate the existing and expected impacts to our business to the extent we can. We recently implemented a tariff surcharge on all new orders of manufactured products, as well as additional price increases on all accessories and parts sales. We continue to diversify our supply chain, including continued reduction of our already-minimal exposure in China. Despite the current uncertainty, we’re encouraged by the underlying fundamentals we see in our end markets. Channel inventory is returning to optimal levels, and we continue to see strong activity in the global military market. We anticipate continued improvement throughout the second half of 2025 and enter 2026 in a position of strength”.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, May 8, 2025, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/4xOvyGvRja3

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through May 15, 2025. The replay number is 1-844-512-2921, Passcode 1188873.

About Miller Industries, Inc.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2024 FOURTH QUARTER & FULL YEAR RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “continue”, “future”, “potential”, “believe”, “project”, “plan”, “intend”, “seek”, “estimate”, “predict”, “expect”, “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include, without limitation, any statements relating to the ability to execute our strategy to reduce field inventory and product lead times, expectations regarding channel flow, expectations regarding improvements in cash conversion and working capital declining, the potential for future repurchases of stock under our share repurchase program, the potential success of actions taken to address tariff-related uncertainties, the future performance of our end markets, opportunities in the global military market, and our future performance, including the 2025 guidance, revenues, share repurchases or profitability. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: our dependence upon outside suppliers for component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products leaves us subject to changes in price and availability, the cadence and quantity of deliveries from our suppliers, and delays in receiving supplies of such materials, component parts or chassis; our customers’ and towing operators’ access to capital and credit to fund purchases; macroeconomic trends, availability of financing, and changing interest rates; our customers’ ability to fund purchases of our products increases in the cost of skilled labor; the cyclical nature of our industry and changes in consumer confidence and in economic conditions in general; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in the tax regimes and related government policies and regulations in the countries in which we operate, including the imposition of new or increased tariffs and any resulting trade wars; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31
			%
	2025	2024	Change
NET SALES	$225,651	$349,871	(35.5)%

COST OF OPERATIONS	191,707	305,628	(37.3)%

GROSS PROFIT	33,944	44,243	(23.3)%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	23,260	21,543	8.0%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	95	1,245	(92.4)%

Other (Income) Expense, Net	(202)	(33)	512.5%

Total Expense, Net	23,153	22,755	1.7%

INCOME BEFORE INCOME TAXES	10,791	21,488	(49.8)%

INCOME TAX PROVISION	2,726	4,465	(38.9)%

NET INCOME	$8,065	$17,023	(52.6)%

BASIC INCOME PER SHARE OF COMMON STOCK	$0.70	$1.49	(52.7)%

DILUTED INCOME PER SHARE OF COMMON STOCK	$0.69	$1.47	(52.8)%

CASH DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.20	$0.19	5.3%

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	11,450	11,452	0.0%
Diluted	11,614	11,556	0.5%

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MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31,
	2025	December 31,
	(Unaudited)	2024
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$27,360	$24,337
Accounts receivable, net of allowance for credit losses of $1,907 and $1,850 at March 31, 2025 and December 31, 2024, respectively	292,574	313,413
Inventories, net	164,897	186,169
Prepaid expenses	16,114	5,847
Total current assets	500,945	529,766
NON-CURRENT ASSETS:
Property, plant and equipment, net	117,502	115,979
Right-of-use assets - operating leases	500	545
Goodwill	19,998	19,998
Other assets	762	727
TOTAL ASSETS	$639,707	$667,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$113,512	$145,853
Accrued liabilities	39,520	50,620
Income taxes payable	1,887	1,082
Current portion of operating lease obligation	319	318
Total current liabilities	155,238	197,873
NON-CURRENT LIABILITIES:
Long-term obligations	75,000	65,000
Non-current portion of operating lease obligation	181	227
Deferred income tax liabilities	2,782	2,885
Total liabilities	233,201	265,985

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share:
Authorized – 5,000,000 shares, Issued – none	—	—
Common stock, $0.01 par value per share:
Authorized – 100,000,000 shares, Issued – 11,459,278 and 11,439,292 shares as of March 31, 2025 and December 31, 2024, respectively	115	114
Additional paid-in capital	153,523	153,704
Retained earnings	260,715	254,938
Accumulated other comprehensive loss	(7,847)	(7,726)
TOTAL SHAREHOLDERS’ EQUITY	406,506	401,030
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$639,707	$667,015